Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter Fiscal 2026 Results

Lakewood, Colorado, August 6, 2026. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter of fiscal 2026 ended June 30, 2026.

Highlights for Third Quarter Fiscal 2026 Compared to Third Quarter Fiscal 2025

●	Net sales increased 1.8% to $334.7 million;
●	Daily average comparable store sales increased 1.2%, and 8.6% on a two-year basis;
●	Net income was $11.1 million, with diluted earnings per share of $0.48; and
●	Opened three new stores and relocated one store.

“We delivered positive daily average comparable store sales growth in the third quarter despite a challenging consumer environment, with comparable store sales growth accelerating to 1.2% from 0.5% in the second quarter. Furthermore, our new store unit growth strategy continues to gain momentum, with six stores opened fiscal year-to-date, including three during the third quarter and two subsequent to quarter-end,” said Kemper Isely, Co-President. “We believe that our accelerating new store unit growth, an increasing consumer focus on health and wellness, and our differentiated offering – built on rigorous product standards and our Always AffordableSM pricing strategy – position Natural Grocers for long-term growth by delivering compelling value to customers and strengthening our competitive position.”

Mr. Isely added, “We are honored to be named the 2026 Sustainability Retailer of the Year by Produce Business, a leading trade publication serving the fresh produce industry. This recognition reflects our longstanding commitment to sustainability, from offering 100% certified organic produce to supporting regenerative agriculture and environmental stewardship. It also underscores the purpose-driven values that continue to guide our Company and serve our customers and communities.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2026 Compared to Third Quarter Fiscal 2025

Net sales during the third quarter of fiscal 2026 increased $6.0 million, or 1.8%, to $334.7 million, compared to the third quarter of fiscal 2025, due to a $4.0 million increase in comparable store sales and a $3.1 million increase in new store sales, partially offset by a $1.1 million decrease in net sales related to closed stores. Daily average comparable store sales increased 1.2% in the third quarter of fiscal 2026, comprised of a 3.1% increase in daily average transaction size and a 1.8% decrease in daily average transaction count.

Gross profit during the third quarter of fiscal 2026 decreased $0.3 million to $98.0 million. Gross profit reflects earnings after product and store occupancy costs. Gross margin decreased to 29.3% during the third quarter of fiscal 2026, compared to 29.9% in the third quarter of fiscal 2025. The decrease in gross margin was driven by lower product margin primarily due to an unfavorable change in sales mix, as well as higher merchandise inventory shrink and freight costs. The Company’s primary distributor’s cybersecurity incident in the third quarter of fiscal 2025 affected the year-over-year comparability of product margin mix and shrink for the current period.

Store expenses during the third quarter of fiscal 2026 increased 0.7% to $72.2 million. Store expenses as a percentage of net sales were 21.6% during the third quarter of fiscal 2026, down from 21.8% in the third quarter of fiscal 2025, driven by expense management.

Administrative expenses during the third quarter of fiscal 2026 were $9.5 million, compared to $10.9 million in the third quarter of fiscal 2025. Administrative expenses as a percentage of net sales were 2.8% in the third quarter of fiscal 2026, down from 3.3% in the third quarter of fiscal 2025. Administrative expenses during the third quarter of fiscal 2026 included a business interruption insurance recovery gain of $2.0 million related to the Company’s primary distributor’s cybersecurity incident in June and July 2025.

Pre-opening expenses during the third quarter of fiscal 2026 were $1.3 million compared to less than $0.1 million during the third quarter of fiscal 2025.

Operating income for the third quarter of fiscal 2026 was $15.0 million, compared to $15.6 million in the third quarter of fiscal 2025. Operating margin during the third quarter of fiscal 2026 was 4.5%, down from 4.7% in the third quarter of fiscal 2025.

Net income for the third quarter of fiscal 2026 was $11.1 million, or $0.48 diluted earnings per share, compared to net income of $11.6 million, or $0.50 diluted earnings per share, for the third quarter of fiscal 2025.

Adjusted EBITDA for the third quarter of fiscal 2026 was $22.5 million, compared to $24.4 million in the third quarter of fiscal 2025.

Operating Results — First Nine Months Fiscal 2026 Compared to First Nine Months Fiscal 2025

Net sales during the first nine months of fiscal 2026 increased $13.0 million, or 1.3%, to $1,007.7 million, compared to the first nine months of fiscal 2025, due to an $11.3 million increase in comparable store sales and a $6.6 million increase in new store sales, partially offset by a $5.0 million decrease in net sales related to closed stores. Daily average comparable store sales increased 1.1% in the first nine months of fiscal 2026, comprised of a 1.8% increase in daily average transaction size and a 0.6% decrease in daily average transaction count.

Gross profit during the first nine months of fiscal 2026 increased $0.5 million, or 0.2%, to $299.3 million, compared to $298.9 million in the first nine months of fiscal 2025. Gross profit reflects earnings after product and store occupancy costs. Gross margin decreased to 29.7% during the first nine months of fiscal 2026, compared to 30.0% in the first nine months of fiscal 2025. The decrease in gross margin was driven by lower product margin primarily due to unfavorable sales mix and higher shrink.

Store expenses during the first nine months of fiscal 2026 decreased 0.5% to $216.8 million, driven by expense management. Store expenses as a percentage of net sales were 21.5% during the first nine months of fiscal 2026, down from 21.9% in the first nine months of fiscal 2025.

Administrative expenses during the first nine months of fiscal 2026 decreased 3.1% to $32.5 million, primarily driven by the business interruption insurance recovery gain of $2.0 million recorded during the third quarter of fiscal 2026 and lower compensation expenses, partially offset by higher technology expenses. Administrative expenses as a percentage of net sales were 3.2% during the first nine months of fiscal 2026, down from 3.4% in the first nine months of fiscal 2025.

Pre-opening expenses were $2.3 million during the first nine months of fiscal 2026 compared to $0.9 million for the first nine months of fiscal 2025.

Operating income for the first nine months of fiscal 2026 increased 2.7% to $47.7 million. Operating margin was 4.7% in each of the first nine months of fiscal 2026 and fiscal 2025.

Net income for the first nine months of fiscal 2026 was $35.8 million, or $1.54 diluted earnings per share, compared to net income of $34.6 million, or $1.49 diluted earnings per share, for the first nine months of fiscal 2025.

Adjusted EBITDA for the first nine months of fiscal 2026 was $73.4 million, compared to $73.5 million in the first nine months of fiscal 2025.

Balance Sheet and Cash Flow

As of June 30, 2026, the Company had $17.5 million in cash and cash equivalents and no outstanding borrowings on its $70.0 million revolving credit facility.

During the first nine months of fiscal 2026, the Company generated $55.1 million in cash from operations and invested $40.3 million in net capital expenditures, primarily for new and relocated/remodeled stores and real property acquisitions.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.15 per common share. The dividend will be paid on September 2, 2026 to stockholders of record at the close of business on August 17, 2026.

Growth and Development

During the third quarter of fiscal 2026, the Company opened three new stores. The Company ended the third quarter with 172 stores in 22 states. Since June 30, 2026, the Company opened two new stores.

Fiscal 2026 Outlook

The Company is refining its fiscal 2026 outlook:

Fiscal 2026	Prior Outlook	Updated Outlook
Number of new stores	6 to 8	6 to 7
Number of relocations/remodels	2 to 3	2
Daily average comparable store sales growth	1.5% to 2.5%	1.5% to 2.0%
Diluted earnings per share	$2.07 to $2.15	$2.07 to $2.11

Capital expenditures (in millions)	$45 to $50	$45 to $50

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q3 FY 2026 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The grocery products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial flavors, preservatives, or sweeteners (as defined in its standards), synthetic colors, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 174 stores in 22 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, disinflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory, trade policy, supply chain and other factors, and other risks detailed in the Company's Annual Report on Form 10-K and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Net sales	$334,739	328,705	1,007,694	994,695
Cost of goods sold and occupancy costs	236,731	230,426	708,384	695,844
Gross profit	98,008	98,279	299,310	298,851
Store expenses	72,220	71,719	216,802	218,000
Administrative expenses	9,504	10,949	32,464	33,486
Pre-opening expenses	1,288	24	2,296	877
Operating income	14,996	15,587	47,748	46,488
Interest expense, net	(663)	(694)	(2,008)	(2,367)
Income before income taxes	14,333	14,893	45,740	44,121
Provision for income taxes	(3,260)	(3,288)	(9,899)	(9,477)
Net income	$11,073	11,605	35,841	34,644

Net income per share of common stock:
Basic	$0.48	0.51	1.56	1.51
Diluted	$0.48	0.50	1.54	1.49
Weighted average number of shares of common stock outstanding:
Basic	23,042,821	22,951,339	23,028,701	22,930,084
Diluted	23,263,405	23,311,935	23,241,884	23,247,316

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2026	September 30, 2025
Assets
Current assets:
Cash and cash equivalents	$17,467	17,116
Accounts receivable, net	10,616	11,966
Merchandise inventory	135,294	132,968
Prepaid expenses and other current assets	10,747	6,025
Total current assets	174,124	168,075
Property and equipment, net	206,997	182,741
Other assets:
Operating lease assets, net	251,627	259,586
Finance lease assets, net	38,751	42,895
Other assets	5,387	5,452
Goodwill and other intangible assets, net	10,801	11,755
Total other assets	306,566	319,688
Total assets	$687,687	670,504

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$89,670	80,991
Accrued expenses	26,518	37,236
Co-PACE Financing, current portion	58	—
Operating lease obligations, current portion	37,728	36,495
Finance lease obligations, current portion	4,253	4,061
Total current liabilities	158,227	158,783
Long-term liabilities:
Co-PACE Financing, net of current portion	1,394	—
Operating lease obligations, net of current portion	237,728	245,803
Finance lease obligations, net of current portion	41,519	45,660
Deferred income tax liabilities, net	9,403	7,863
Total long-term liabilities	290,044	299,326
Total liabilities	448,271	458,109
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 23,045,851 and 22,954,712 shares issued and outstanding at June 30, 2026 and September 30, 2025, respectively	23	23
Additional paid-in capital	64,579	63,033
Retained earnings	174,814	149,339
Total stockholders’ equity	239,416	212,395
Total liabilities and stockholders’ equity	$687,687	670,504

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2026	2025
Operating activities:
Net income	$35,841	34,644
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,456	23,791
Loss on impairment of long-lived assets and store closing costs	21	81
Gain on disposal of property and equipment	(11)	(30)
Share-based compensation	2,783	3,100
Deferred income tax expense (benefit)	1,540	(2,444)
Non-cash interest expense	4	3
Other	385	3
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	2,631	(1,055)
Merchandise inventory	(2,326)	(3,954)
Prepaid expenses and other assets	(2,636)	(5,232)
Income tax receivable	(2,383)	—
Operating lease assets	25,904	25,221
(Decrease) increase in:
Operating lease liabilities	(26,080)	(25,565)
Accounts payable	5,686	(4,520)
Accrued expenses	(10,718)	(4,366)
Net cash provided by operating activities	55,097	39,677
Investing activities:
Acquisition of property and equipment	(39,936)	(23,124)
Acquisition of other intangibles	(460)	(167)
Proceeds from sale of property and equipment	29	44
Proceeds from property insurance settlements	25	305
Net cash used in investing activities	(40,342)	(22,942)
Financing activities:
Borrowings under revolving loans	491,700	486,200
Repayments under revolving loans	(491,700)	(486,200)
Finance lease obligation payments	(2,801)	(2,931)
Dividends to shareholders	(10,366)	(8,255)
Payments on withholding tax for restricted stock unit vesting	(1,237)	(1,242)
Net cash used in financing activities	(14,404)	(12,428)
Net increase in cash and cash equivalents	351	4,307
Cash and cash equivalents, beginning of period	17,116	8,871
Cash and cash equivalents, end of period	$17,467	13,178
Supplemental disclosures of cash flow information:
Cash paid for interest	$596	959
Cash paid for interest on finance lease obligations, net of capitalized interest of $313 and $164, respectively	1,359	1,441
Income taxes paid	10,742	11,644
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$5,375	2,157
Lease assets obtained in exchange for new operating lease obligations	18,386	14,022
Lease assets obtained in exchange for new finance lease obligations	(32)	3,135
Building and land acquired in exchange for assumed Co-PACE Financing	1,343	—
Tenant lease intangibles acquired in exchange for assumed Co-PACE Financing	109	—

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation, amortization of SaaS implementation costs, business interruption insurance recovery gain, and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Net income	$11,073	11,605	35,841	34,644
Interest expense, net	663	694	2,008	2,367
Provision for income taxes	3,260	3,288	9,899	9,477
Depreciation and amortization	8,332	7,953	24,456	23,791
EBITDA	23,328	23,540	72,204	70,279
Impairment of long-lived assets and store closing costs	—	—	45	118
Share-based compensation	981	843	2,783	3,100
Amortization of SaaS implementation costs	225	2	378	3
Business interruption insurance recovery gain	(1,993)	—	(1,993)	—
Adjusted EBITDA	$22,541	24,385	73,417	73,500

EBITDA decreased 0.9% to $23.3 million for the three months ended June 30, 2026 compared to $23.5 million for the three months ended June 30, 2025. EBITDA increased 2.7% to $72.2 million for the nine months ended June 30, 2026 compared to $70.3 million for the nine months ended June 30, 2025. EBITDA as a percentage of net sales was 7.0% and 7.2% for the three months ended June 30, 2026 and 2025, respectively. EBITDA as a percentage of net sales was 7.2% and 7.1% for the nine months ended June 30, 2026 and 2025, respectively.

Adjusted EBITDA decreased 7.6% to $22.5 million for the three months ended June 30, 2026 compared to $24.4 million for the three months ended June 30, 2025. Adjusted EBITDA decreased 0.1% to $73.4 million for the nine months ended June 30, 2026 compared to $73.5 million for the nine months ended June 30, 2025. Adjusted EBITDA as a percentage of net sales was 6.7% and 7.4% for the three months ended June 30, 2026 and 2025, respectively. Adjusted EBITDA as a percentage of net sales was 7.3% and 7.4% for the nine months ended June 30, 2026 and 2025, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●

Adjusted EBITDA does not reflect share-based compensation, impairment of long-lived assets, store closing costs, amortization of SaaS implementation costs and business interruption insurance recovery gain;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.